Exhibit 3.2

AMENDED AND RESTATED BY-LAWS
OF
INVESTAR HOLDING CORPORATION
(as amended and restated through September 20, 2017)

Article One:    Shareholders

Section 1.01    Annual Meetings. The annual meeting of the shareholders of Investar Holding Corporation (the “Corporation”) for the election of Directors and the transaction of whatever other business may properly come before the meeting shall be held on the fourth Wednesday of May of each year or such other date selected by the Board of Directors. The Board of Directors shall select the time and place for the annual meeting. Notice of such meeting shall be mailed, postage prepaid, at least ten (10) days and not more than sixty (60) days prior to the date of the annual meeting, addressed to each shareholder of record entitled to vote at such meeting at such shareholder’s last known address.

1.02     Special Meetings. Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors, the President, or by any shareholder or shareholders, owning, in the aggregate, not less than twenty five percent of the stock of the Corporation. Notice of such meeting shall be mailed, postage prepaid, not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such meeting, addressed to each shareholder of record entitled to vote at such meeting at his/her last known address. The notice for the special meeting of shareholders shall state the purpose of or the business to be transacted at the special meeting.

1.03     Judges of Election. All matters voted upon at any annual meeting of shareholders or special meeting of shareholders shall be managed by three (3) Judges of election, who shall be appointed by the Board of Directors. The Judges of election shall tabulate the votes on all matters voted upon by the shareholders. They shall file with the Secretary a Certificate under their hands, certifying the result of all matters voted upon by the shareholders of the Corporation.

1.04     Quorum. The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders. The shareholders present or represented at a duly organized meeting shall constitute a quorum and may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum or the refusal of any shareholders present to vote. Adjournments of any annual or special meeting of shareholders may be taken without new notice being given unless a new record date is fixed for the adjourned meeting, but any meeting at which directors are to be elected shall be adjourned only from day-to-day until such directors have been elected. In case of any meeting called for the election of directors, those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of

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electing directors. At any reconvening of an adjourned meeting at which a quorum shall be present or represented any business may be transacted which could have been transacted at the original meeting, if a quorum had been present or represented.

1.05    Majority Vote. If a quorum is present in person or represented by proxy at any meeting, a majority of the votes actually cast shall decide any matter properly brought before a shareholders meeting organized for the transaction of business unless the question is one on which a different vote is required by express provision of law, the Articles of Incorporation, or the By-Laws. In that event, such express provision shall govern and control the decision of such question.

1.06    Method of Voting; Proxies. Except as otherwise provided in the Articles of Incorporation, every shareholder of record shall be entitled at every meeting of shareholders to one vote on each matter submitted to a vote, for every share standing in such shareholder’s name on the stock transfer books of the Corporation. Such books shall be prima facie evidence as to the identity of shareholders entitled to vote. At any meeting of shareholders, every shareholder having the right to vote may vote either in person or by a proxy executed in writing by the shareholder or by such shareholder’s duly authorized attorney in-fact. A shareholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy, or to a proxy solicitation firm, proxy support service or organization, or like-agent duly authorized by the person who will be the holder of the proxy who receives such transmission, provided, however, any such telegram, cablegram or other means of electronic transmission shall be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder. Each such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable or unless otherwise made irrevocable by law.

1.07    Record Date. For the purpose of determining shareholders entitled to notice of and to vote at a meeting, or to receive a dividend, or to receive or exercise subscription or other rights, or to participate in a reclassification of stock, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a record date for determination of shareholders for such purpose, such date to be not more than sixty (60) and, if fixed for the purpose of determining shareholders entitled to notice of and to vote at a meeting, nor less than ten (10) days prior to the date on which the action requiring the determination of shareholders is to be taken.

1.08    Presiding Officials at Meeting. The Chairman of the Board of Directors or the President shall preside at and the Secretary shall prepare minutes of each meeting of shareholders.

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1.09    Voting List. At any meeting of shareholders, a list of shareholders entitled to vote, arranged alphabetically and certified by the Secretary or by the agent of the Corporation having charge of transfer of shares, showing the number and class of shares held by each shareholder on the record date for the meeting shall be produced on the request of any shareholder. This list shall be prima facie evidence of the ownership of shares of the Corporation and of the right of the shareholders listed therein to vote.

Article Two:    Directors

2.01    Board of Directors. The Board of Directors (hereinafter referred to as the "Board"), shall have the power to manage and administer the business and affairs of the Corporation. Except as expressly limited by law or the Articles of Incorporation, all corporate powers of the Corporation shall be vested in and may be exercised by the Board.

2.02    Number; Election Term. The number of Directors which shall constitute the entire Board shall be determined by resolution of the Board of Directors at any meeting thereof, or by the shareholders at any meeting thereof, but shall never be less than five (5) nor more than thirty (30). At each annual meeting of shareholders, Directors shall be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

2.03    Removal. The shareholders, by vote of a majority of the total voting power at any special meeting called for the purpose, may remove from office, with or without cause, any one or more of the directors, notwithstanding that his, her or their terms of office may not have expired, and may forthwith at such meeting proceed to elect a successor for the unexpired term. The Board of Directors may declare vacant the office of a director: (a) if he/she is interdicted or adjudicated an incompetent; (b) if he/she is adjudicated a bankrupt; (c) if he/she becomes incapacitated by illness or other infirmity to perform his or her duties for a period of six months or longer; or (d) if he/she ceases at any time to have the qualifications required by these By-Laws.

2.04    Vacancies; Increases in Number. Any vacancy occurring in the Board of Directors (including by death, resignation, removal, or otherwise, including any vacancy resulting from an increase in the authorized number of Directors or from failure of the shareholders to elect the full number of authorized Directors) may be filled for an unexpired term by the affirmative vote of a majority of the remaining Directors, even though not constituting a quorum, provided that the shareholders shall have the right, at any special meeting called for the purpose prior to such action by the Board to fill the vacancy.

2.05    Organizational Meeting. The Secretary, upon receiving the certificate of the Judges of election, of the result of any election, shall notify the Directors-elect of their election, and of the time at which they are required to meet at a location specified by the Secretary for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding

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year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof. If, at the time fixed for such meeting, there shall not be a quorum present, the Directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.06    Regular Meetings. Regular meetings of the Board of Directors may also be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
2.07    Special Meetings. A special meeting of the Board of Directors shall be held whenever called by the Chairman of the Board, the President, or at the request of three (3) or more Directors on such date and at such time and place as such person(s) shall designate in the notice of such special meeting. The Directors calling any special meeting shall cause notice of such special meeting to be given to each Director not less than two (2) days prior to the date of such meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of any special meeting.

2.08    Quorum; Majority Vote. At all meetings of the Board of Directors, a majority of the Directors shall constitute a quorum for the transaction of business.

If a quorum is present when the meeting is convened, the Directors present may continue to do business, taking action by a vote of a majority of a quorum, until adjournment, notwithstanding withdrawal of enough Directors to leave less than a quorum, or the refusal of any Director present to vote. If a quorum is not present at a meeting, a majority of the Directors present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The vote of a majority of the Directors present at a meeting at which a quorum is in attendance shall be the act of the Board of Directors.

2.09    Procedure; Minutes. At meetings of the Board of Directors, business shall be transacted in such order as the Board of Directors may determine from time to time. The Board of Directors shall appoint at each meeting a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be delivered to the Secretary of the Corporation for placement in the minute books of the Corporation.

2.10    Compensation. Directors, in their capacity as Directors, may receive, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attending meetings of the Board of Directors or of any committee of the Board of Directors or a stated salary. No Director shall be precluded from serving the Corporation in any other capacity or receiving compensation therefor.

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2.11    Honorary, Emeritus and Advisory Directors. The Board of Directors may by resolution, appoint honorary, emeritus or advisory Directors. The number and compensation for those Directors may be fixed by the Board. Honorary emeritus or advisory Directors shall hold no voting power on the Board. Any listing of such honorary, advisory or emeritus Directors must distinguish those Directors from the Corporation's Board of Directors or indicate their advisory status.

2.12    Functioning of the Board of Directors During an Emergency. The following emergency By-Laws, subject to repeal or change by action of the Board of Directors or the shareholders, shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of its Board of Directors or its shareholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee thereof cannot readily be convened for action.

(1)	A meeting of the Board of Directors or a committee thereof may be called by any Officer or Director through such means of communication as are most reasonable and practicable in the circumstances;

(2)	The Director or Directors in attendance at the meeting shall constitute a quorum;

(3)
The Officers or other persons designated on a list approved by the Board of Directors before the emergency, all in such order of priority and subject to such conditions and for such period of time (not longer than reasonably necessary after the termination of the emergency) as may be provided in these By-Laws or in the resolution approving the list, shall, to the extent required to provide a quorum at any meeting of the Board of Directors, be deemed directors for such meeting;

(4)
The Board of Directors, either before or during any such emergency, may provide, and from time to time modify, lines of succession in the event that during such emergency any or all Officers of the Corporation shall for any reason be rendered incapable of discharging their duties; and may either before or during any such emergency, effective during the emergency, change the head office or designate several alternative head offices or regional offices, or authorize the Officers to do so;

(5)
Notice of any meeting of the Board of Directors during such an emergency need be given only to such of the Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio; and

(6)
To the extent required to constitute a quorum at any meeting of the Board of Directors or a committee thereof during such an emergency, the Officers of the Corporation who are present shall be deemed, in order of rank and within the same rank in order of seniority, Directors for such meeting.

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No Officer, Director, or employee acting in accordance with these By-Laws shall be liable except for willful misconduct. To the extent not inconsistent with any emergency By-Laws so adopted, the By-Laws of the Corporation shall remain in effect during any emergency and upon its termination the emergency By-Laws shall cease to be operative.

2.13    Qualifications of Directors. In addition to the qualifications for director nominees specified from time-to-time in the Corporation’s Nominating and Governance Committee Charter, all Director nominees and all Directors shall at all times have the following qualifications:

•
Each person or his or her affiliates must own beneficially or of record $100,000.00 of the capital stock of the Corporation, unless otherwise determined in the sole discretion of the Board of Directors;

•	Each such person must have the qualifications specified in all applicable laws, rules and regulations, as determined in the sole discretion of the Board of Directors;

•	Each such person must not have been convicted of a felony;

•	Each such person shall not have engaged in any conduct which is inconsistent with the Code of Ethics of the Corporation, as determined in the sole discretion of the Board of Directors;

•	Each such person shall not have engaged in any conduct which is not in the best interest of the Corporation or its employees, as determined in the sole discretion of the Board of Directors; and

•
Each such person must attend each calendar year not less than eighty percent of (a) the meetings of the Board of Directors and (b) meetings of the committees of the Board of which he or she is a member.

Article Three:    Committees of the Board

3.01    Designation. The Board of Directors may by resolution adopted by a majority of the entire Board of Directors designate such committees for the management of the business and affairs of the Corporation.

3.02    Number; Qualification; Term. Each committee shall consist of three (3) or more Directors appointed by the resolution adopted by a majority of the entire Board of Directors and shall, to the extent provided for by Board resolution, have the powers of the Board of Directors in the management of the business and affairs of the Corporation. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire Board of Directors. Each committee member shall serve as such until the expiration of his/her term

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as a Director or his/her earlier resignation or death, unless sooner removed as a committee member or as a Director.

3.03    Committee Changes. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.

3.04    Regular Meetings. Regular meetings of any committee may be held without notice at such times and places as may be designated from time to time by resolution of the committee and communicated to all committee members.

3.05    Special Meetings. A special meeting of any committee may be held whenever called by the Committee Chairman or any two (2) Committee members at such time and place as shall be designated in the notice of such special meeting. The committee members calling any special meeting shall cause notice of such special meeting to be given to each committee member at least twelve (12) hours before such special meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of any notice or any special meeting.

3.06    Quorum; Majority Vote. At all meetings of any committee, a majority of the number of committee members designated by the Board of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at the meeting of any committee, a majority of the committee members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The vote of a majority of the committee members present at any meeting at which a quorum is in attendance shall be the act of a committee.

3.07    Minutes. Each committee shall cause minutes of its proceeding to be prepared and shall report the same to the Board of Directors upon the request of the Board of Directors. The minutes of the proceedings of each committee shall be delivered to the Secretary of the Corporation for placement in the minute books of the Corporation.

3.08    Responsibility. The designation of any committee and the delegation of authority to it shall not operate to relieve the Board of Directors or any Director of any responsibility imposed upon it or such Director by law.

Article Four:    General Provisions Relating to Meetings

4.01    Notice for Meetings of Directors and Committees. Whenever by law, the Articles of Incorporation, or these ByLaws, notice is required to be given to any Director or committee member and no provision is made as to how such notice shall be given, it shall be construed to mean that notice may be given either (a) in person, (b) in writing, by mail, (c) by telephone, telecopier,

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communication via the internet, or similar means, or (d) by any other method permitted by law. Any notice required or permitted to be given hereunder (other than personal notice) shall be addressed to such Director or committee member at his/her last known address. Any notice requiring or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States Mail, postage prepaid. Any notice required or permitted to be given by telecopier, communication via the internet, or similar means shall be deemed to be delivered and given at the time transmitted.

4.02    Waiver of Notice. Whenever by law, the Articles of Incorporation, or these By Laws, any notice is required to be given to any shareholder, Director, or committee member of the Corporation, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time notice should have been given, shall be equivalent to the giving of such notice. Directors present at a meeting shall be deemed to have received due, or to have waived, notice thereof.

4.03    Telephone and Similar Meetings. Directors or committee members may participate in and hold a meeting by conference telephone or similar communications equipment by means of which persons participating in the meeting can hear and communicate with each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4.04    Action Without Meeting. Any action which may be taken, or is required by law, the Articles of Incorporation, or these By-Laws to be taken, at a meeting of shareholders, Directors, or committee members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders, Directors or committee members, as the case may be. Any such action may be stated as such in any document filed with the Secretary of State of Louisiana or in any certificate or other document delivered to any person. The consent may be in one or more counterparts so long as each shareholder, Director or committee member signs one of the counterparts. The signed consent shall be placed in the minute books of the Corporation.

Article Five:    Chairman of the Board; Officers and Other Agents

5.01    Number; Titles; Election; Term. The Corporation shall have a President and a Chief Executive Officer (who may be the same person), a Secretary, a Treasurer, and such other officers and agents as the Board of Directors may deem desirable. The Board of Directors shall elect the Chairman of the Board, a President and a Chief Executive Officer, Treasurer, and Secretary at its first meeting at which a quorum shall be present after the annual meeting of shareholders or whenever a vacancy exists. The Board of Directors then, or from time to time, may also elect or appoint one or more other officers or agents as it shall deem advisable. Each officer and agent shall hold office for the term for which he/she is elected or appointed and until his/her successor has been elected or appointed and qualified. Unless otherwise provided in the resolution of the Board

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of Directors electing or appointing an officer or agent, his/her term of office shall extend to and expire at the meeting of the Board of Directors following the next annual meeting of shareholders or, if earlier, at his/her death, resignation, or removal. Any two or more offices may be held by the same person, except that the President, Treasurer and Secretary shall not be the same person. No officer or agent need be a shareholder, a Director, a resident of the State of Louisiana, or a citizen of the United States.

5.02    Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause at any time, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

5.03    Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

5.04    Authority. Officers shall have such authority and perform such duties in the management of the Corporation as are provided in these By-Laws or as may be determined by resolution of the Board of Directors not inconsistent with these By-Laws.

5.05    Compensation. The compensation, if any, of officers shall be fixed, increased, or decreased from time to time by the Board of Directors; provided, that the Board of Directors may by resolution delegate to any one or more officers of the Corporation the authority to fix such compensation.

5.06    Chairman of the Board. The Board of Directors shall appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. He/she shall preside at all meetings of the Board of Directors. The Chairman of the Board shall supervise the carrying out of the policies adopted or approved by the Board. He/she shall have general executive powers, as well as the specified powers conferred by these By-Laws. He/she shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to him/her by the Board of Directors.

5.07    President. The President shall be the Chief Executive Officer of the Corporation and, subject to the supervision of the Board of Directors, shall have general management of the business and affairs of the Corporation in the ordinary course of its business with all such powers with respect to such business and affairs as may be reasonably incident to such responsibilities, including, but not limited to, the power to employ, discharge, or suspend employees and agents of the Corporation, to fix the compensation of employees and agents (excluding his or her own compensation), and to suspend, with or without cause, any officer of the Corporation pending final action by the Board of Directors with respect to continued suspension, removal, or reinstatement of such officer. The President shall see that all orders and resolutions of the Board of Directors are carried into effect and shall perform such other duties and have such other authority and powers as the Board of Directors may from time to time prescribe.

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5.08    Executive Vice Presidents. Each Executive Vice President shall have such powers and duties as may be prescribed from time to time by the Board of Directors or as may be delegated from time to time by the President and (in the order as designated by the Board of Directors, or in the absence of such designation, as determined by the length of time each has held the office of Executive Vice President continuously) shall exercise the powers of the President during that officer's absence or inability to act.

5.09    Treasurer. The Treasurer shall have the power to endorse for deposit, collection or otherwise all checks, drafts, notes, bills of exchange and other commercial paper payable to the Corporation and to give proper receipt and discharge for all payments to the Corporation. The Treasurer shall perform such other duties as may be prescribed from time to time by the Board of Directors or as may be delegated from time to time by the President.

5.10    Secretary. The Secretary shall maintain minutes of all meetings of the Board of Directors, or any committee, and of the shareholders or consents in lieu of such minutes in the Corporation's minute books, and shall cause notice of such meetings to be given when requested by any person authorized to call such meetings. The Secretary may sign with the President, in the name of the Corporation, all contracts of the Corporation and affix the seal of the Corporation thereto. The Secretary shall have charge of the certificate books, stock transfer books and stock transfer papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection by any Director at the office of the Corporation during business hours. The Secretary shall perform such other duties as may be prescribed from time to time by the Board of Directors or as may be delegated from time to time by the President.

5.11    Officers. The Board of Directors may appoint one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers and Attorneys-in-fact as from time to time may appear to the Board of Directors to be required or desirable to transact the business of the Corporation. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to them, by the Board of Directors, the Chairman of the Board or the President.

Article Six:    Certificates and Shareholders

6.01    Certificates for Shares. Shares must be represented by certificates of stock unless the Corporation is a participant in the Direct Registration System, or its successor, of the Depository Trust & Clearing Corporation, then shares need not be represented by certificates of stock. Unless expressly provided elsewhere, the rights and obligations of shareholders are not affected regardless of whether the shares are represented by certificates of stock. The certificates for shares of stock of the Corporation shall be in such form as shall be approved by the Board of Directors in conformity with law. The certificates shall be consecutively numbered, shall be entered as they are issued in the books of the Corporation or in the records of the Corporation's designated transfer agent, if any, and shall state the shareholder's name, the number of shares, and such other matters as may

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be required by law. The certificates shall be signed, either manually or in facsimile, by the President or any Vice President and also by the Secretary, an assistant Secretary, or any other officer, and may be sealed with the seal of the Corporation or a facsimile thereof.

6.02    Issuance. Shares with or without par value may be issued for such consideration and to such persons as the Board of Directors may from time to time determine, except in the case of shares with par value the consideration must be at least equal to the par value of such shares. Shares may not be issued until the full amount of the consideration has been paid.

6.03    Consideration for Shares. The consideration for shares shall be paid in cash or corporeal or incorporeal property, or services actually rendered to the Corporation, the fair value of which is not less than the dollar amount of the consideration fixed for the shares, before the shares are issued. Upon payment of the consideration fixed therefore, such shares shall be considered fully paid. Notwithstanding the foregoing, shares issued (a) in payment of a stock dividend, (b) pursuant to exercise of conversion rights, (c) in exchange for, or in respect of, outstanding shares pursuant to reclassification of stock, (d) in a merger or consolidation as provided in the merger or consolidation agreement or (e) pursuant to the authority of La. R.S. 12:41(B)(9)(d) and (e) shall be considered as fully paid when so issued. The consideration received for shares shall be allocated by the Board of Directors, in accordance with law, between stated capital, capital surplus accounts, and undivided profits.

6.04    Lost, Stolen, or Destroyed Certificates. The Corporation shall issue a new certificate in place of any certificate for shares previously issued if the registered owner of the certificate:

(a)	Claim. Makes proof in affidavit form that a previously issued certificate for shares has been lost, destroyed or stolen;

(b)
Timely Request.  Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c)
Bond.  Unless dispensed with by the Board of Directors, gives a bond in such form, and with such surety or sureties, with fixed or open penalty, as the Board of Directors may direct, in its discretion, to indemnify the Corporation (and its transfer agent and registrar, if any) against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and

(d)	Other Requirements. Satisfies any other reasonable requirements imposed by the Board of Directors.

When a certificate has been lost, destroyed, or stolen, and the shareholder of record fails to notify the Corporation within a reasonable time after such shareholder has notice of it, and the Corporation registers a transfer of the shares represented by the certificate before receiving such notification,

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the shareholder of record is precluded from making any claim against the Corporation for the transfer or for a new certificate.

6.05    Registered Shareholders. The Corporation shall be entitled to treat the shareholder of record as the shareholder in fact of any shares and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have actual or other notice thereof, except as otherwise provided by law.

Article Seven:    Corporate Seal

The President, the Treasurer, the Secretary or any Assistant Treasurer or Assistant Secretary, or other officer thereunto designated by the Board of Directors, shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same.
Article Eight:     Notice of Stockholder Business and Nominations

8.01    Annual Meetings of Stockholders.

A.
Nominations of persons for election to the board of directors of the Corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.01 of Article One of these By-Laws, (ii) by or at the direction of the board of directors or (iii) by any stockholder of the Corporation who (a) was a stockholder of record at the time of giving of notice provided for in this Section 8.01 and at the time of the annual meeting, (b) is entitled to vote at the meeting and (c) complies with the notice procedures set forth in clauses (B) and (C) of this Section 8.01 as to such nomination or business. Clause (iii) of this Section 8.01(A) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.

B.
Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 8.01 (A) of this bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of business other than nominations, such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting; provided however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on

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the later of the 90th day prior to such annual meeting or if such public announcement of the date of such annual meeting is less than 120 days prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.

To be in proper form, a stockholder’s notice (whether given pursuant to this Section 8.01 (B) or Section 8.02) to the Secretary must: (i) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (b) (I) the class or series and number of shares of the Corporation which are, directly or indirectly, beneficially owned (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and owned of record by such stockholder and such beneficial owner, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly beneficially owned and owned of record by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (III) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (IV) any short interest in any security of the Corporation (for purposes of this bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (V) any rights to dividends on the shares of the Corporation beneficially owned and owned of record by such stockholder that are separated or separable from the underlying shares of the Corporation, (VI) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (VII) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (c) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and

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regulations promulgated thereunder; (ii) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (b) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (iii) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors (a) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (iv) with respect to each nominee for election or reelection to the board of directors, include a completed and signed questionnaire, representation and agreement required by Section 8.04 of this bylaw. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

C.
Notwithstanding anything in the second sentence of clause (B) of this Section 8.01 to the contrary, in the event that the number of directors to be elected to the board of directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the Corporation at least 120 days prior to the first anniversary of the immediately preceding year’s annual meeting, a stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

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8.02    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 1.02 of Article One of these By-Laws. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the board of directors or (C) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided in this bylaw and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this bylaw as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as applicable) for election to such position(s) as are specified in the Corporation’s Notice of Meeting, if the stockholder’s notice as required by Section 8.01 (B) of these By-Laws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 8.04 of this bylaw) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 120 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

8.03    General.

A.
Only persons who are nominated in accordance with the procedures set forth in this bylaw shall be eligible to be elected as directors at a meeting of stockholders and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw. Except as otherwise provided by law, the Articles of Incorporation or these By-Laws, the Chairman of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as applicable, in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that (i) such defective proposal or nomination shall be disregarded and (ii) any votes cast in support of such defective proposal or nomination shall be given no effect except for the purpose of determining the presence of a quorum with respect to such matters.

B.
For purposes of this bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

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C.
Notwithstanding the foregoing provisions of this bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this bylaw; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 8.01 (B), Section 8.01 (C) and Section 8.02 of this bylaw. Nothing in this bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule l4a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Articles of Incorporation or these By-Laws.

8.04    Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this bylaw) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Article Nine:    Indemnification

9.01.    Right to Indemnification.

A.    Except as provided in Section 9.01 (C) hereof, the Corporation shall indemnify any person made a party to any proceeding because he or she is or was a director or officer against liability incurred in such proceeding if:

(i)	the director or officer conducted himself or herself in good faith;

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(ii)    the director or officer reasonably believed:

(a)	In the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in the Corporation’s best interests;

(b)	In all other cases, that his or her conduct was at least not opposed to the Corporation’s best interest; and

(iii)	in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

B.    With respect to action taken in connection with an employee benefit plan, a director’s or officer’s conduct satisfies the requirement of Section 9.01 (A)(ii)(b) if the director or officer reasonably believed that such conduct was for a purpose that was in the interests of the participants in and beneficiaries of such employee benefit plan.

C.    The Corporation shall not indemnify a director or officer under this Section 9.01 (i) in connection with a proceeding by or in the right of the Corporation in which such director or officer was adjudged liable to the Corporation; or (ii) in connection with any proceeding charging improper personal benefit to a director or officer, whether or not involving action in his or her official capacity, in which such director or officer was adjudged liable on the basis that personal benefit was improperly received by such director or officer.

D.    Indemnification permitted under this Section 9.01 in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with such proceeding.

9.02    Mandatory Indemnification. The Corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Corporation against reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred by him or her in connection with the proceeding.

9.03    Termination of Proceeding. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not of itself determinative that the director or officer did not meet the standard of conduct set forth in Section 9.01(A).

9.04    Mandatory Advance for Expenses of Directors and Officers.

A.    The Corporation shall pay for or reimburse the reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

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(i)	the director or officer furnishes to the Corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 9.01(A);

(ii)
the director or officer furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct described in Section 9.01(A); and

(iii)	a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article Nine.

B.    The undertaking required by Section 9.04(A)(ii) above must be an unlimited general obligation of the director or officer but need not be secured and may be accepted without reference to financial ability to make repayment.

C.    The determination and authorization of payments to be made under this Section 9.04 shall be made in the manner specified in Section 9.06 below.

9.05    Indemnification Ordered by Court. A director or officer of the Corporation who is a party to a proceeding may apply for indemnification to the court conducting such proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines that:

A.    the director or officer is entitled to mandatory indemnification under Section 9.02, in which case the court shall also order the Corporation to pay the director’s or officer’s, reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred to obtain court-ordered indemnification; or

B.    the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the standard of conduct set forth in Section 9.01(A) above or was adjudged liable as described in Section 9.01(C) above, but if he or she was adjudged so liable, his or her indemnification is limited to reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred.

9.06    Determination of Right to Indemnification.

A.    Any indemnification under this Article Nine, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case after a determination has been made that indemnification of the director or officer is permissible in the circumstances because he or she has met the applicable standard of conduct set forth in Section 9.01(A). Such determination shall be made:

(i)	by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

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(ii)
if a quorum cannot be obtained under Section 9.06(i), by majority vote of a committee duly designated by the board (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(iii)
by special legal counsel selected by the board of directors or its committee in the manner prescribed in Sections 9.06(i) and (ii) or, if a quorum of the board cannot be obtained under Section 9.06(i) and a committee cannot be designated under Section 9.06(ii), selected by majority vote of the full board, in which selection directors who are parties to the proceeding may participate; or

(iv)	by the stockholders, but shares held by directors or officers who are at the time parties to the proceeding may not be voted on the determination.

B.    The authorization of indemnification and evaluation as to reasonableness of expenses (including, without limitation, reasonable attorneys’ fees) under this Section 9.06 shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses (including, without limitation, reasonable attorneys’ fees) shall be made by those entitled to select counsel under Section 9.06(A)(iii).

9.07    Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director or officer of the Corporation or who, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him or her against the same liability under Sections 9.01 or 9.02 above.

9.08    No Limitation for Appearance as Witness. Nothing in this Article Nine shall limit the Corporation’s power to pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent to the proceeding.

9.09    Savings Clause; Expansion of Rights.

A.    If this Article Nine or any portion hereof shall be invalidated or found to be unenforceable on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless, and make expense advances to, each director or officer entitled to such under and/or pursuant to this Article Nine as to reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred by him or her in connection with such proceeding, including any action by or in the right of the Corporation, to the full extent permitted

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by any applicable portion of this Article Nine that shall not have been invalidated and as otherwise permitted by applicable law.

B.    In the event of any change after the date of the adoption of these By-Laws in any applicable law, statute or rule which expands the right of a Louisiana corporation to indemnify its directors or officers, the directors or officers of the Corporation shall enjoy and be entitled to the greater benefits afforded by such change.

Article Ten:    Miscellaneous Provisions

10.01    Books and Records. The Corporation shall keep correct and complete books and records of account, shall keep minutes of the proceedings of its shareholders, Board of Directors, and any committee, and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders and the number and class of the shares held by each shareholder.

10.02    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors. If such fiscal year is not fixed by the Board of Directors, it shall be the calendar year.

10.03    Resignation. A Director, committee member, officer, or agent may resign by so stating at any meeting of the Board of Directors or by giving written notice to the Board of Directors, the President, or the Secretary. Such resignation shall take effect at the time specified therein, or immediately, if no time is specified. Unless it specifies otherwise, a resignation is effective without being accepted.

10.04    Securities of Others. The President, Treasurer, or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent, or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute, and deliver any waiver, proxy, or consent with respect to any such securities.

10.05    Amendment. The Board of Directors may make and alter these By-Laws, including By-Laws fixing the Directors’ qualifications, classifications, number of term or office, or fixing their compensation, subject to the power of the shareholders to change or repeal any By-Laws so made.

September 20, 2017

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